Exhibit 99.1

Analysis of Activity in the Collection Account during the Quarter

Aircraft Finance makes monthly payments on the Notes on the 15th of each month, or the next business day if the 15th is not a business day (the "Payment Date"). The amount of cash available for payment is determined on the Calculation Date, which is defined as being four business days prior to the Payment Date. For the purposes of this report, the unaudited "Three Month Period" comprises information from the three Monthly Reports to Noteholders through June 17, 2002 and the unaudited "Cumulative to Date", comprises information from all of the Monthly Reports to Noteholders since the Closing Date, May 5, 1999, through June 17, 2002. This data has been prepared by management and was not subject to any review or examination by the external auditors.

The April 21, 1999 Offering Memorandum (the "Offering Memorandum") contains assumptions in respect of Aircraft Finance's future cash flows and expenses (the "Assumed Case"). The following reports contain an analysis of the actual cash flows versus the Assumed Case for the Three Month Period and Cumulative to Date.

Exhibit 99.1

                                                        Aircraft Finance Trust
                                                   Asset Backed Notes, Series 1999-1
                                                 Actual Cash Flows versus Assumed Case
                                         Three Month Period - March 16, 2002 to June 17, 2002
                                                              (unaudited)

                                 Three Month Period ended June 17, 2002                  As % of Assumed Gross Lease Revenue
                                    Actual        Assumed         Variance                   Actual       Assumed      Variance
CASH COLLECTIONS
Lease rentals                       33,799,912     33,799,912                0                  100.00%      100.00%        0.00%
- Rental resets                    (3,778,395)              0      (3,778,395)                  -11.18%        0.00%      -11.18%
                                 ----------------------------------------------          -----------------------------------------
Contracted lease rentals            30,021,517     33,799,912      (3,778,395)                   88.82%      100.00%      -11.18%

Movement in current arrears
balance                            (1,163,395)              0      (1,163,395)                   -3.44%        0.00%       -3.44%
Less net stress related costs
- Bad debts                            128,225      (338,925)          467,150                    0.38%       -1.00%        1.38%
- AOG                              (3,332,952)    (1,016,775)      (2,316,177)                   -9.86%       -3.01%       -6.86%
- Other leasing income                 139,039              0          139,039                    0.41%        0.00%        0.41%
                                 ----------------------------------------------          -----------------------------------------
Sub-total                          (4,229,083)    (1,355,700)      (2,873,383)                  -12.51%       -4.01%       -8.50%

Net lease revenues                  25,792,434     32,444,212      (6,651,778)                   76.31%       95.99%      -19.67%
                                 ----------------------------------------------          -----------------------------------------

Investment income                      374,826        747,716        (372,890)                    1.11%        2.21%       -1.10%

Maintenance receipts                 3,445,078                       3,445,078                   10.19%                    10.19%
Maintenance disbursements          (5,659,978)                     (5,659,978)                  -16.75%                   -16.75%
                                 ----------------------------------------------          -----------------------------------------
Net maintenance                    (2,214,900)              0      (2,214,900)                   -6.55%        0.00%       -6.55%

                                 ----------------------------------------------          -----------------------------------------
          Total cash collections    23,952,360     33,191,928      (9,239,568)                   70.86%       98.20%      -27.33%
                                 ==============================================          =========================================

CASH EXPENSES
Aircraft operating expenses        (1,626,904)    (1,355,699)        (271,205)                   -4.81%       -4.01%       -0.80%

SG&A expenses
Aircraft servicer fees               (977,603)    (1,110,788)          133,185                   -2.89%       -3.29%        0.39%
Other                              (1,088,767)      (525,000)        (563,767)                   -3.22%       -1.55%       -1.67%
                                 ----------------------------------------------          -----------------------------------------
Sub-total                          (2,066,370)    (1,635,788)        (430,582)                   -6.11%       -4.84%       -1.27%

                                 ----------------------------------------------          -----------------------------------------
          Total cash expenses      (3,693,274)    (2,991,488)        (701,786)                  -10.93%       -8.85%       -2.07%
                                 ==============================================          =========================================

NET CASH COLLECTIONS
Total cash collections              23,952,360     33,191,928      (9,239,568)                   70.87%       98.20%      -27.34%
Total cash expenses                (3,693,274)    (2,991,488)        (701,786)                  -10.93%       -8.85%       -2.08%
Movement in expense account          4,292,294              0        4,292,294                   12.70%        0.00%       12.70%
Interest payments                  (9,576,496)   (16,610,009)        7,033,513                  -28.33%      -49.14%       20.81%
Swap receipts (payments)           (7,624,928)    (1,139,708)      (6,485,220)                  -22.56%       -3.38%      -19.19%

                                 ----------------------------------------------          -----------------------------------------
          Total                      7,349,956     12,450,723      (5,100,767)                   21.74%       36.83%      -15.09%
                                 ==============================================          =========================================

Principal payments
A1                                           0              0                0                    0.00%        0.00%        0.00%
A2                                 (1,710,884)    (6,677,886)        4,967,002                   -5.06%      -19.76%       14.70%
B                                            0      (133,765)          133,765                    0.00%       -0.40%        0.40%
C                                  (5,497,530)    (5,497,530)                0                  -16.26%      -16.26%        0.00%
D                                    (141,542)      (141,542)                0                   -0.42%       -0.42%        0.00%
                                 ----------------------------------------------          -----------------------------------------
          Total                    (7,349,956)   (12,450,723)        5,100,767                  -21.75%      -36.84%       15.09%
                                 ==============================================          =========================================

Exhibit 99.1

                                                      Aircraft Finance Trust
                                                   Asset Backed Notes, Series 1999-1
                                                 Actual Cash Flows versus Assumed Case
                                           Cumulative to Date - May 5, 1999 to June 17, 2002
                                                              (unaudited)

                                           Cumulative to Date                        As % of Assumed Gross Lease Revenue
                                   Actual         Assumed         Variance           Actual        Assumed      Variance
CASH COLLECTIONS
Lease rentals                     419,831,722     419,831,722                0          100.00%       100.00%        0.00%
- Rental resets                  (19,889,140)               0     (19,889,140)           -4.74%         0.00%       -4.74%
- Excess rents at closing           5,924,523               0        5,924,523            1.41%         0.00%        1.41%
                               ------------------------------------------------   -----------------------------------------
Contracted lease rentals          405,867,105     419,831,722     (13,964,617)           96.67%       100.00%       -3.33%

Movement in current arrears
balance                           (2,693,809)               0      (2,693,809)           -0.64%         0.00%       -0.64%
Less net stress related costs
- Bad debts                       (3,064,949)     (4,209,816)        1,144,868           -0.73%        -1.00%        0.27%
- AOG                             (9,061,346)    (12,629,448)        3,568,102           -2.16%        -3.01%        0.85%
- Other leasing income                848,606               0          848,606            0.20%         0.00%        0.20%
                               ------------------------------------------------   -----------------------------------------
Sub-total                        (13,971,498)    (16,839,264)        2,867,766           -3.32%        -4.01%        0.68%

Net lease revenues                391,895,607     402,992,458     (11,096,851)           93.35%        95.99%       -2.64%
                               ------------------------------------------------   -----------------------------------------

Investment income                  12,216,514       9,246,575        2,969,939            2.91%         2.20%        0.71%

Maintenance receipts               56,272,562                       56,272,562           13.40%                     13.40%
Maintenance disbursements        (27,492,950)                     (27,492,950)           -6.55%                     -6.55%
                               ------------------------------------------------   -----------------------------------------
Net maintenance                    28,779,612               0       28,779,612            6.86%         0.00%        6.86%

                               ------------------------------------------------   -----------------------------------------
          Total cash collections  432,891,733     412,239,033       20,652,700          103.11%        98.19%        4.91%
                               ================================================   =========================================

CASH EXPENSES
Aircraft operating expenses      (11,564,889)    (16,839,264)        5,274,375           -2.75%        -4.01%        1.25%

SG&A expenses
Aircraft servicer fees           (13,433,432)    (13,757,710)          324,278           -3.19%        -3.28%        0.08%
Other                             (5,622,629)     (6,475,000)          852,371           -1.34%        -1.54%        0.20%
                               ------------------------------------------------   -----------------------------------------
Sub-total                        (19,056,061)    (20,232,710)        1,176,649           -4.53%        -4.82%        0.28%

                               ------------------------------------------------   -----------------------------------------
          Total cash expenses    (30,620,950)    (37,071,974)        6,451,024           -7.30%        -8.83%        1.53%
                               ================================================   =========================================

NET CASH COLLECTIONS
Total cash collections            432,891,733     412,239,033       20,652,700          103.11%        98.19%        4.92%
Total cash expenses              (30,620,950)    (37,071,974)        6,451,024           -7.29%        -8.83%        1.54%
Movement in expense account      (19,109,206)               0     (19,109,206)           -4.55%         0.00%       -4.55%
Interest payments               (212,504,521)   (217,218,602)        4,714,081          -50.62%       -51.74%        1.13%
Swap receipts (payments)         (21,527,974)    (15,944,259)      (5,583,715)           -5.13%        -3.80%       -1.33%

                               ------------------------------------------------   -----------------------------------------
          Total                   149,129,083     142,004,198        7,124,885           35.52%        33.82%        1.70%
                               ================================================   =========================================

Principal payments
A1                                          0               0                0            0.00%         0.00%        0.00%
A2                              (136,085,948)   (128,886,858)      (7,199,090)          -32.41%       -30.70%       -1.71%
B                                 (7,404,062)     (7,478,268)           74,206           -1.76%        -1.78%        0.02%
C                                 (5,497,530)     (5,497,530)                0           -1.31%        -1.31%        0.00%
D                                   (141,542)       (141,542)                0           -0.03%        -0.03%        0.00%
                               ------------------------------------------------   -----------------------------------------
          Total                 (149,129,083)   (142,004,198)      (7,124,885)          -35.52%       -33.82%       -1.70%
                               ================================================   =========================================

Notes to unaudited actual cash flows versus assumed case:

The line item descriptions below should be read in conjunction with the Actual Cash Flows versus Assumed Case reports provided above.

Lease rentals. Lease rentals refers to gross revenue based on the assumptions in the offering memorandum dated April 21, 1999.

Rental resets. Rental resets are a measure of the gain or loss in rental revenue when new lease rates are different from those assumed in the Assumed Case, including lease rate adjustments for changes in interest rates on floating rate leases, seasonal adjustments in the monthly rental amount, lease extensions, renewals with current lessees at the end of the lease term, timing differences between the Assumed Case and the actual rent payment due dates.

Excess rents at closing. Excess rents at Closing refer to the excess of the actual rental revenue over the anticipated rental revenue under the Assumed Case. Aircraft Finance received rents from April 29, 1999 forward and pro-rated rental payment from the seller, for rents earned by Aircraft Finance, but received by the seller(s) prior to the close of Aircraft Finance.

Contracted lease rentals. Contracted lease rentals represent the current contracted lease rental rollout which equates to the Assumed Case lease rentals less adjustments for renegotiated leases, rental resets and excess rent at closing.

Movement in current arrears balance. Movement in current arrears balance is the total contracted lease rentals outstanding from current lessees at a given date and excludes any amounts classified as bad debts.

Net stress-related costs. Net stress-related costs is a combination of all the factors which can cause actual lease rentals received to differ from the contracted lease rentals. The Assumed Case estimated net stress-related costs based on a percentage of the sum of the Assumed Case lease rentals and the interest on the lease rentals.

Bad debts. Bad debts are total contracted lease rentals in arrears, net of security deposits drawn down, owed by lessees who have defaulted and which are deemed irrecoverable. Rental arrears from non-accrual lessees may be reclassified to Bad Debts when the aircraft is redelivered from the lessee, or such lessee files for bankruptcy protection.

Aircraft on ground ("AOG"). AOG is defined as the Assumed Case lease rental lost when an aircraft is off-lease and non-revenue earning.

Other leasing income. Other leasing income consists of miscellaneous income received in connection with a lease other than contracted rentals, maintenance receipts and security deposits, such as early termination payments or default interest.

Net lease rentals. Net lease rentals is contracted lease rentals less any movement in current arrears balance and net stress-related costs.

Interest earned. Interest earned mainly relates to interest received on cash balances held in the collection, expense and certain lessee funded accounts. Cash held in the collection account consists of the cash liquidity reserve amount of $52 million, in addition to the intra-month cash balances for all the rentals and maintenance payments collected prior to the monthly payment date. The expense account contains cash set aside to pay for expenses which are expected to be payable over the next five months. Lessee funded accounts consist of cash security deposits. In most instances, interest earned from the lessee funded accounts, accrues in favor of Aircraft Finance.

Net maintenance. Net maintenance refers to maintenance reserve revenue received less any maintenance reimbursements paid. The Assumed Case assumes that, over time, maintenance revenue will equal maintenance expenditures. However, it is unlikely that in any particular Note payment period, maintenance revenue will exactly equal maintenance expenses.

Aircraft   operating   expenses.   Aircraft   operating  expenses  includes  all
operational costs related to the leasing of an aircraft including costs of re-leasing, repossession and other overhead costs.

Aircraft servicer fees. Aircraft servicer fees are amounts paid to the aircraft servicer, GE Capital Aviation Services Ltd., in accordance with the terms of the servicing agreement.

Other. Other relates to fees and expenses paid to and for other service providers including the administrative agent, financial advisor, legal advisors, auditors, rating agencies, the trustees, and other selling, general and administrative expenses.

Movement in expense account. Movement in expense account relates to increases or decreases in the accrued expense amounts transferred in or out of the expense account.

Interest payments. Interest payments represent the amount of interest paid on Aircraft Finance's outstanding classes of Notes issued on May 5, 1999.

Swap receipts (payments). According to the terms of the interest rate swap agreements, Aircraft Finance pays a fixed rate of interest on the notional amount of the swaps to the counterparty and in turn the counterparty pays Aircraft Finance a rate of interest on the notional amount based on the 30 day LIBOR rate, which will results in monthly net swap payments paid or received.